UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 17, 2014

Huntington Bancshares Incorporated
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	1-34073	31-0724920
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

41 South High Street, Columbus, Ohio		43287
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	614-480-8300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Huntington Bancshares Incorporated (Huntington) announced on March 17, 2014, that Howell D. "Mac" McCullough III has been named senior executive vice president and chief financial officer. Mr. McCullough will assume this role during April 2014. Mr. McCullough, age 57, previously served as executive vice president and chief strategy officer of U.S. Bancorp and head of U.S. Bancorp's enterprise revenue office since September 2007.

Mr. McCullough will receive an annual base salary of $550,000 and a cash signing bonus of $500,000 to be paid over three installments. Effective on his first day of employment, Mr. McCullough will receive an equity award in the form of restricted stock units with a grant value of $1,500,000 vesting over three years and an equity award of 300,000 stock options vesting over four years. Mr. McCullough will participate in the 2014 Management Incentive Plan with a target payout of 80% of base salary. During Huntington’s annual equity grant process in 2014, Mr. McCullough will receive a grant value of $850,000, consisting of a mix of stock options, restricted stock units and performance share units. The Compensation Committee has approved, for recommendation to the board of directors, an executive agreement (change-in-control agreement) for Mr. McCullough, consistent with the executive agreements in place for other senior executive officers.

David S. Anderson, who assumed the role of interim chief financial officer on May 22, 2013, will continue in his role as controller.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Huntington Bancshares Incorporated

March 21, 2014	By:	David S. Anderson

Name: David S. Anderson
Title: Executive Vice President, Interim Chief Financial Officer